CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Form 8-K/A of Chordiant Software, Inc. dated April 1, 2002 of our report dated November 20, 2001, except for Note 12 as to which the date is February 22, 2002 with respect to the financial statements of On Demand, Inc. for the years ended September 30, 2000 and 2001.

Palo Alto, California

June 14, 2002